EXHIBIT 99

SEA CONTAINERS PLANS NEW LONG TERM DEBT OFFERING

         Hamilton,  Bermuda,  February 17, 2004. Sea Containers  Ltd. (NYSE:
SCRA and SCRB,  www.seacontainers.com)  marine  container lessor,  passenger and freight transport operator and leisure industry investor, today announced its board had met on February 9, 2004 and had decided to issue new long term debt to replace existing debt and fund acquisitions.

         The company expects to issue up to $150 million of new 10 year unsecured senior notes and use the proceeds to retire as soon as practicable its 12.5% debentures due for repayment on December 1, 2004 in the amount of $80 million and which are callable now without premium. It is expected that annual interest on the new notes will be substantially less than 12.5%. A registration statement will be filed shortly with the S.E.C.

         The balance of the proceeds will be earmarked for acquisitions in the passenger and freight transport businesses currently under negotiation, or for other corporate purposes.

         In December 2003, management indicated in investor presentations that it planned to reduce total debt from $1.55 billion at the end of 2003 to $0.8 billion by the end of 2006, however, this did not take into account debt that might be incurred in connection with acquisitions. The company still expects to achieve a major reduction excluding debt incurred in connection with new investments.

         Management previously indicated Sea Containers would sell shares in Orient-Express Hotels Ltd. to retire the 2004 debentures but the board is loathe to do so because the outlook for that company is excellent and it believes the shares are currently undervalued. The board feels that shareholder interests would be better served by retiring the 2004 debentures early with new notes at substantially lower cost.


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         No registration statement relating to an offering of the proposed senior notes referred to in this news release has been filed with the U.S. Securities and Exchange Commission. The senior notes may not be sold nor may any offer to buy be accepted prior to the time a registration statement has been filed and become effective or an applicable exemption from registration is available to Sea Containers. This news release does not constitute an offer to sell or a solicitation of an offer to buy. Also there can be no offer or sale of the senior notes in a state of the United States where the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

         This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding proposed securities offerings, possible acquisitions and other matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, changing conditions in public debt markets, uncertainty of completing the proposed issue and sale of new senior notes and of the timing and manner of selling those notes (through underwriters or otherwise), uncertainty of the final terms of those notes including maturity and interest rate, inability to reduce debt because of


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inadequate sources of capital and unacceptability of finance terms, uncertainty of negotiating, financing and completing proposed acquisition transactions, fluctuations in the price of Orient-Express Hotels shares, global, regional and industry economic conditions, and legislative, regulatory and political developments. For further information regarding these and other factors is included in the filings by the company and Orient-Express Hotels with the U.S. Securities and Exchange Commission.

For further information please contact:
Steve Lawrence at Public Relations and Communications, Sea Containers Services Ltd., Sea Containers House, 20 Upper Ground, London SE1 9PF.
Tel: + 44 20 7805 5830. E:mail: steve.lawrence@seacontainers.com